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                                 EXHIBIT 10(b)


                                 WD-40 COMPANY
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                        SUPPLEMENTAL DEATH BENEFIT PLAN
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     WD-40 COMPANY, a California corporation (hereinafter called "Company") and
________________ (hereinafter called "Employee") hereby agree as follows:

     1. Employee is presently employed by the Company and it is contemplated that such employment will continue until ________________ (Employee's normal retirement date); Company or Employee may, however, terminate Employee's employment at any time and nothing herein shall be construed as a contract for continued employment for any specified period of time.

     2. If Employee dies before attaining sixty-five (65) years of age while employed, Company shall pay to Employee's designated beneficiary an amount equal to Employee's then current base salary as such amount shall last have been determined by the Company's Board of Directors. The Death Benefit shall be paid within sixty (60) days of Employee's death.

     3. The beneficiary of the aforesaid payment to be made after Employee's death shall be _________________ or such other person or persons as the Employee shall hereafter designate in writing to Company. If no designated beneficiary survives Employee, such payment shall be made to the Employee's estate.

     4. If the Company shall elect to purchase a life insurance contract to provide Company with funds to make payment

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hereunder, Company shall at all times be the sole and complete owner and beneficiary of any such contract and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder; neither Employee nor beneficiary nor any other person shall have any right, title or whatsoever in or to any such life insurance contract.

     5. The designated beneficiary or any other person or persons having any claim or right to payment hereunder shall rely solely on the unsecured promise of the Company set forth herein and nothing in this agreement shall be construed to give the Employee, beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company. The designated beneficiary or other person or persons shall have the right to enforce his claim against the Company in the same manner as an unsecured creditor.

     6. This agreement may be amended at any time upon the written agreement of the parties.

     7. Neither Employee nor any designated beneficiary nor any other person entitled to payment hereunder shall have the right to transfer, assign, pledge or otherwise encumber any such payment hereunder nor shall any such payment be subject to seizure for the payment of any debt or judgment, or be transferable by operation of law in the event of bankruptcy or insolvency.

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     In the event of any attempted transfer, assignment or other encumbrance or levy, the Company shall have no liability hereunder.

     IN WITNESS WHEREOF, the undersigned have executed this agreement this _____ day of _______________, 19__.


     Company:                                WD-40 COMPANY


                                             By ______________________________
                                                 Gerald C. Schleif, President


                                             Attest:


                                             _________________________________
                                             Harlan F. Harmsen, Secretary



     Employee:                               _________________________________


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